                                                                   EXHIBIT 10.22

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]


                       LICENSE AND DEVELOPMENT AGREEMENT

THIS AGREEMENT, effective as of the 1st day of October, 1992 (the "Effective Date"), is by and between Sterling Winthrop Inc. of 90 Park Avenue, New York, New York, 10016, U.S.A., (hereinafter call "Sterling," which expression includes its subsidiaries, successors and assignees) and the CTRC Research Foundation of 8122 Datapoint Drive, Suite 600, San Antonio, Texas, 78229, U.S.A. (hereinafter called "CTRC," which expression includes its subsidiaries, successors and assignees).

WITNESSETH:

WHEREAS, Sterling is engaged in pharmaceutical research and development activities directed to the discovery, development and commercialization of cancer therapy agents; and

WHEREAS, CTRC's mission includes acceleration of the discovery, development and clinical use of therapeutic agents for the treatment of human cancers; and

WHEREAS, CTRC has Commercial Rights to a Product for the treatment of human cancers, which Product and Commercial Rights are more fully described on Exhibit A and incorporated herein ("The Product"); and

WHEREAS, Sterling has exercised its option to obtain a license to develop and market the Product;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Sterling and CTRC agree as follows:

ARTICLE I. DEFINITIONS

1.1 Unless plainly stated otherwise, all defined terms in the Research Collaboration Agreement and Option Agreement, dated October 1, 1992, shall have the same meaning in this Agreement.

         a. "ACQUISITION COSTS" shall mean those necessary out-of-pocket costs (applicable to the Field of Use) incurred or paid by CTRC to Third Parties from whom Commercial Rights are acquired, to obtain Commercial Rights to any Licensed Product or Licensed Technology including any licensing fees, future royalty, milestone or other payment obligations.

         b. "ANNIVERSARY DATE" shall mean January 1, 1994, and every January 1st thereafter throughout the term of this Agreement, including any extensions thereof.

         c. "BUSINESS DAY" shall mean a day on which banks are open for business in New York, USA.





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         d.      COMMERCIAL RIGHTS"  shall mean CTRC's legal right by patent, contract, agreement, copyright, trademark, or other means to make, have made, use, sell or have sold in any country any compound, material technology or know-how within the Field of Use for commercial purposes, including Inventions, Know-How or Products.

         e. "CTRC AFFILIATE" shall mean any present or future firm, company, joint venture or other entity which directly or indirectly is controlled by or is under the common control of CTRC. "Control" shall mean the legal power to direct or cause the direction of the general management and policies of such entity whether through ownership of at least [**] percent
[**] of voting securities, by contract or otherwise.

         f. 'CTRC INFORMATION" shall mean information developed or otherwise acquired by or for CTRC, including all animal and human laboratory and clinical data, technical information, Know-How, inventions, techniques, processes, technology, systems, formulae, results of experimentation, designs, statistics and records pertaining to products and technology subject to Sterling's option set forth in the Option Agreement, and all information relating to the contents of the Research Collaboration Agreement, including Data Information Packages, necessary to effectuate the grant of license to Sterling, including CTRC's exclusive property as provided in Article 3.7 of the Research Collaboration Agreement.

         g. "DATA/INFORMATION PACKAGES" shall mean those documents which CTRC shall submit to Sterling in accordance with Article 2.4 of the Option Agreement, and generally will be in the following product/technology categories:

                 (i) Products which have been tested in human clinical trials. Data/Information packages will include summaries of and access to all regulatory filings, clinical studies to date and a description of all Commercial Rights.

                 (ii) Products which are, in CTRC's opinion, suitable for human clinical evaluation. The Data/Information Package is intended to be of such content and quality as to be suitable for filing of an Investigational New Drug Application (IND) with the Food and Drug Administration (FDA) with the reasonable expectation of initiating Phase I clinical trials in human volunteers, and will also include a description of all Commercial Rights.

                 (iii) Technology which may be applied in the research and development of products within the Field of Use. For a technology to be offered for license, there should exist one or more Patent Applications and scientific data to indicate that the technology can immediately be applied to the discovery and development of Products within the Filed of Use. Notwithstanding the above, non-patented technology, including know-how, may make up, in whole or in part, a Data/Information Package.





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         h.      "FIELD OF USE"  shall mean all applications of a Licensed
Product of Licensed Technology in the treatment and/or mitigation of cancer

         i. "FIST COMMERCIAL SALE" shall mean the first commercial sale in any country after the date the New Drug Application (NDA), Product License Agreement (PLA) or equivalent application for a Licensed Product is approved.

         j. "FUNDING PERIOD" shall mean each twelve (12) month calendar period during which Sterling makes payments under Article III of the Research Collaboration Agreement. The first such funding period shall actually encompass fifteen (15) months, from October 1, 1992 to December 31, 1993.

         k. "INVENTION" shall mean any invention or discovery (whether or not patented or patentable) in the Field of Use which is originated or conceived or first reduced to practice, arising out of the performance of the Research collaboration Agreement.

         l. "KNOW-HOW" shall mean all technical and other information arising from the Research Program, including, but not limited to, all data, results of experiments, formulae, specifications, procedures, tests, compounds, cell lines, cultures, constructs, vectors, development strains, micro-organisms, assay systems, assay protocol and assay supporting material, fermentation and purification material and techniques.

         m. "LICENSE" shall mean a license to a Licensed Product or Licensed Technology under Research Collaboration Agreement.

         n. "LICENSE AND DEVELOPMENT AGREEMENT" shall mean an agreement executed between the parties providing the terms under which a Licensed Product or Licensed Technology shall be licensed and developed, and which shall comply with the provisions of Articles 4.2 and 4.3 of the Option Agreement.

         o. "LICENSED PRODUCT" shall mean a Product upon which Sterling has exercised its option under the Option Agreement.

         p. "LICENSED TECHNOLOGY" shall mean a technology or Know-How upon which Sterling has exercised its option under the Option Agreement.

         q. "NET SALES" shall mean the total of all charges invoiced to customers by Sterling, any Sterling Affiliate, and/or its sub-licensees for Licensed Product less: (a) normal trade and cash discounts actually allowed;
(b) credits or refunds actually allowed for spoiled, damaged, out-dated, or returned goods; (c) sales and other excise taxes imposed and paid directly with respect to the sales; (d) transportation costs paid on behalf of the customer; and (e) commissions and rebates; provided, however, that sales between Sterling and any Affiliate shall not be included in such computations. No sales of Licensed Product to any person(s) shall be counted more than once i the calculation of Net Sales.





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         r.      "OPTION AGREEMENT"  shall mean the agreement between CTRC and
Sterling dated October 1, 1992, a copy of which is attached as Exhibit I, as amended April 1, 1994, a copy of which is attached as Exhibit II.

         s.      "PARTIES"  shall mean CTRC and Sterling.

         t. "PATENT APPLICATIONS" shall mean any patent applications with respect to an Invention.

         u. "PATENTS" shall mean any patents containing a Valid Claim, granted on or pursuant to Patent Applications, including any continuations, renewals, extensions or re-issues or any divisions thereof.

         v. "PRODUCT(S)" shall mean all products which embody, in part or whole, the Inventions, Patents, Patent Applications or Know-How.

         w. "PROGRAM COUNCIL" shall mean the committee composed of members designated by Sterling and CTRC, whose duties are set forth in Article II of the Research Collaboration Agreement.

         x. "RESEARCH COLLABORATION AGREEMENT" shall mean the Agreement between CTRC and Sterling, dated October, 1, 1992, a copy of which is attached as Exhibit III, as amended April 1, 1994, a copy of which is attached as
Exhibit IV.

         y. "RESEARCH PROGRAM" shall mean the research and preclinical development program being or to be carried out by CTRC and Sterling as agreed to between the Parties. Any clinical development to be carried out by CTRC and Sterling shall be subject to a separate License and Development Agreement.

         z. "STERLING AFFILIATE" shall mean any present or future firm, company or joint venture or other entity which directly or indirectly controls, is controlled by or is under the common control of Sterling. "Control" shall mean the legal power to direct or cause the direction of at least [**] percent [**] of voting securities, by contract or otherwise. For the purposes of this Agreement, "Sterling Affiliate" shall also include Elf-Sanofi S.A. and all companies formed by the Joint Venture of Sterling and Elf-Sanofi S.A.

         aa) "STERLING INFORMATION" shall mean any and all information and technology which is applied to or derived from activities conducted by or on behalf of Sterling with respect to ny compounds, materials, technologies, or Know-How, the rights to which are owned by Sterling. Excluded from this definition is that information which is incorporated in any Joint Invention or CTRC Invention.

         bb) "STERLING PROJECTS" shall men any work under the Research Program on compounds, materials, technologies, or Know-How, the rights to which are owned by Sterling, and to which Sterling controls the decisions on funding and program protocols.





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         cc)     "THIRD PARTY"  shall mean a person or entity which is not a
Party or a CTRC Affiliate or Sterling Affiliate.

         dd) "VALID CLAIM" shall mean a claim of an issued Patent relating to a Licensed Product or CTRC Information held by CTRC during the existence of the Patent together with any renewals or extensions thereof or a claim of a Patent Application, which claim has not been declared or rendered invalid by reexamination, re-issue, disclaimer or unappealable final judgment of a court of competent jurisdiction. If no Patent has issued within fifteen (15) years after the earliest filing date of an application, then the claims of such application will not be considered valid.

1.2 Additionally, the following words and phrases shall have the following meanings:

         a. "DEVELOPMENT PLAN" shall mean the plan described in Schedule B to this Agreement and incorporated herein.

         b. "EFFECTIVE DATE", as used in this Agreement, the Research Collaboration Agreement, the Option Agreement, or any other License and Development Agreement shall refer to the Agreement in which the term is used, unless plainly stated otherwise.

         c. "FULLY ALLOCATED COSTS" shall mean the total direct and indirect costs attributable to a given project. Indirect costs shall mean those general and administrative costs of CTRC, both internal and external, which are not specifically attributable to a given project, but which are accounted to each project using a formula derived from CTRC's standard allocating method. Such costs shall be calculated and invoiced to Sterling on a monthly basis.

         d. "LICENSE YEAR" shall mean the twelve (12) month period following the effective date of any License and Development Agreement, and each succeeding twelve (12) month period during the pendency of the License, until the date of First Commercial Sale of Product.

         e. "PHS AGREEMENT" means the license agreement between CTRC and the United States Public Health Service, dated September 8, 1991, a copy of which is attached hereto as Exhibit V.

         f. "THE PRODUCT," for purposes of this Agreement, shall mean the Licensed Product know as MGBG, with its attendant Commercial Rights, as more fully described in Schedule A to this Agreement. With respect to any other License and Development Agreement, it shall mean the Licensed Product described in a similar attachment to that particular agreement.

ARTICLE 2 - WARRANTY

         CTRC represents and warrants that as the owner of the Commercial Rights in and to The Product, as more specifically set forth in Exhibit A attached hereto, that it has the sole right to grant licenses for such Commercial Rights, and that it has not granted licenses thereunder to any other person or entity. CTRC represents and warrants that, to its knowledge, no rights of a Third Party are infringed or breached by the grant of this License to Sterling.

ARTICLE 3 - GRANT

3.1 Subject to their terms and conditions of this Agreement and the PHS Agreement, CTRC hereby grants to Sterling, and Sterling accepts, an exclusive worldwide license to make, have made, use or sell The Product, together with its related CTRC Information, in the Filed of Use. CTRC agrees to transfer to Sterling ownership of all regulatory documents, product inventory or other tangible materials which CTRC has in its possession and which are required for Sterling to effectuate this grant.

3.2      Sterling agrees to abide by the terms of the PHS Agreement.

3.3      Sterling shall have the right to grant sub-licenses in accordance with
Section 2.3 of the Option Agreement. In addition, Sterling shall be responsible for the operations of its sub-licensee, as if the operations were carried out by Sterling, including the payment of applicable licensing fees, milestone payments, and royalties, whether or not paid to Sterling by the sub-licensee. In no event shall CTRC be entitled to receive duplicative licensing fees, milestone payments or royalties from sub-licensee and Sterling.

ARTICLE 4 - LICENSING FEES, MILESTONE PAYMENTS AND ROYALTIES


4.1      LICENSING FEE:   Sterling has paid to CTRC a Licensing Fee of
five hundred thousand dollars ($ 500,000), which amount has been determined pursuant to Article 4.4 of the Option Agreement. The intended use of The Product is for treatment of patients with non-Hodgkin's lymphoma, prostrate cancer and head and neck cancers.


4.2      MILESTONE PAYMENTS:      Upon achievement of any development or
commercialization milestone as described in this Article 4.2, Sterling will pay to CTRC a Milestone Payment as specified below:


         a. Upon the filing of the first Investigational New Drug Application ("IND") by Sterling or CTRC for The Product in each of the U.S., the first major country (France, Germany or the United Kingdom) of the European Economic Community (EC), or Japan, Sterling will pay to CTRC a Milestone Payment of one hundred thousand dollars ($ 100,000), ($ 300,000 maximum);



         b. Upon the filing of the first New Drug Application ("NDA"), Product License Application ("PLA"), or equivalent by Sterling or CTRC for The Product in each of the U.S., the first major country of the EC, or Japan, Sterling will pay to CTRC a Milestone Payment of two hundred fifty thousand dollars ($ 250,000), ($ 750,000 maximum); and

         c. Upon receipt by Sterling or CTRC of an approval to sell The Product in the U.S., the first major country of the EC, or Japan, for each new approved indication (new tumor type), for a maximum of two such indications,
Sterling will pay to CTRC a milestone payment of     [**]        dollars
($ [**]  ) for each such indication ($ [**]   maximum).

         d. Sterling will pay to CTRC a bonus payment (in addition to any other payments under this or any other Agreement) upon receipt of an approval to sell The Product in the U.S. The amount of such bonus payment will be based on the date of receipt of such approval as follows:

                 (i)      [**]              dollars ($ [**]  ) if The Product
         is approved for sale within three (3) years of Sterling's written exercise of its Option to license The Product; or

                 (ii) If The Product is approved more than three (3) years after Sterling's written exercise of its Option to license, a payment
         of    [**]      dollars ($ [**]  ) per month for each month ahead of
         the anticipated approval date set forth in the Development Plan, up to
         a maximum of   [**]        dollars ($ [**]  ).

4.3 Certain payments made to CTRC under Articles 4.1 and 4.2 above shall be credited to Sterling's funding commitment of the Research Program, as provided in Article III of the Research Collaboration Agreement, or any amendments thereto.

4.4      ROYALTIES:     Whether sold by Sterling, a Sterling Affiliate, an
assignee, or sub-licensee, Sterling will pay to CTRC a royalty on Net Sales of The Product as follows:

                 (a) For sales of The Product in countries covered by a Valid Claim or for which market exclusivity has been obtained de facto and by statutory or regulatory grant or decree, such as the drug Price competition and Patent Term Restoration Acto of 1984, 21 United States Code Section 505(j) (or foreign counterpart), CTRC will be paid a royalty as follows:


                                                   ROYALTY IN PERCENT
           ANNUAL NET SALES                        OF ANNUAL NET SALES
           ----------------                        -------------------
           [S]                                                 [C]
           $[**]  to  [**]                                       [**]%
           $[**]  to  [**]                                       [**]%
           in excess of $[**]                                    [**]%

         such royalties will be paid until the last to expire of all Valid Claims or market exclusivity determinations for The Product.

         or





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                 (b)      For sales of The Product in countries not covered by
         a Valid Claim or de facto and legal market exclusivity obtained by statutory or regulatory grant or decree, CTRC will be paid a royalty
         not to exceed     [**]      ([**]%) percent.  Such royalties will be
         paid until ten (10) years after the date of First Commercial Sale in that country for The Product.

4.5      COMPETITION:     The parties understand that a competitive version of
The Product may be presently available for sale in certain EC countries. Consequently, at the time an NDA or equivalent application for The Product is first filed in the U.S., Japan, or the EC as set forh in Section 4.2(b), the Parties will review the competitive situation to determine in good faith if the remaining milestone payments and royalties set forth in this Article 4 are still appropriate and would provide a fair return to Sterling in view of economic conditions existing at that time in each particular market. In the event that the Parties in good faith agree that such payments and rates are no longer appropriate, the parties will negotiate a reasonable reduction of the remaining payments and rates set forth therein, taking into account the particular market where sale of The Product is contemplated.

4.6      MINIMUM ROYALTIES:  Minimum annual royalties of        [**]
dollars ($ [**] ) shall be payable on a quarterly basis beginning at the end of the second full calendar quarter following the date of the First Commercial Sale in the United States of The Product. Quarterly minimum royalty payments shall be made at the end of each calendar quarter thereafter, and shall be in amounts equal to the difference between the royalty actually accrued as determined by this Agreement, and the minimum quarterly royalty of
   [**]        dollars ($ [**]  ).

4.7 Starting with the firs calendar quarter ending at least sixty (60) days after the First Commercial Sale of Product, Sterling shall make written financial reports and royalty payments to CTRC within thirty (30) days after the end of each calendar quarter. Such reports shall state the number, description and aggregate Net Sales of The Product during such completed calendar quarter, and the resulting calculation pursuant to Article 4.3 above of earned royalty payments due to CTRC for such completed calendar quarter. With each such report, Sterling shall include payment due to CTRC of all royalties for the calendar quarter covered by such report. The remittance of royalties payable on Net Sales of The Product shall be made to CTRC at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted by the Wall Street Journal (or in the event there is no Wall Street Journal quote for such currency, the rate of exchange shall be established by the issuer of such currently) for the last Business Day of the calendar quarter in which the royalties are payable, less any withholding or transfer taxes which are applicable. Sterling shall supply CTRC with proof of payment of such taxes paid on CTRC's behalf and shall cooperate with CTRC in obtaining credit or refund of any such taxes. The parties shall cooperate with each other in making lawful arrangements in the event royalties payable by Sterling are earned in a country whose currency is blocked on exchange into U.S. dollars. Whenever any payment hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

4.8 Sterling shall promptly notify CTRC in writing of all submissions to appropriate regulatory authorities for approvals to sell The Product in any country (other than those submitted by CTRC), of the date such approvals are granted, and the date of First Commercial Sale of The Product under this Agreement. Upon request, Sterling shall provide to CTRC copies of such approvals, and reasonable access to such submission.

4.9 Sterling shall keep true and accurate records and books of accounts containing all data necessary for the calculation of the royalties payable to CTRC under this Agreement. Such records and books of account for the prior three (3) year period shall be made available at Sterling's principal office in the United States on reasonable notice at all reasonable times during Sterling's normal business hours for inspection by an independent auditor on behalf of CTRC or by an authorized officer of CTRC.

ARTICLE V - DEVELOPMENT RESPONSIBILITIES AND COSTS

5.1 Sterling hereby assigns to CTRC, and CTRC accepts, subject to the terms and conditions of this Agreement, the responsibility for implementing the Development Plan for The Product, up to and including obtaining FDA marketing approval for The Product. Upon receipt of such approval, but not sooner (unless otherwise agreed by the Parties), CTRC shall transfer and assign to Sterling all pre-approval regulatory documents necessary for marketing the product, including the IND and NDA for The Product. Upon request, CTRC will provide Sterling with a right of cross reference to all such regulatory documents in order to further Sterling's development efforts for The Product.

5.2 CTRC will use its best efforts to perform the work outlined in the Development Plan, in accordance with the terms of this Agreement, and shall provide Sterling with reasonable access to and copies of all data and documents reflecting work performed under the Development Plan.

5.3 CTRC shall have the right to subcontract certain duties under the Development Plan. In the event CTRC does subcontract any such duties, it shall be responsible for the subcontractor with the applicable terms of this Agreement, including but not limited to Article VI and Article 11.4.

5.4      CTRC shall notify the Program Council prior to entering into any
subcontracts requiring an expenditure of      [**]      dollars ($ [**]  ) or
more in any License Year.

5.5 Sterling shall reimburse CTRC for its Fully Allocated Costs incurred in implementing the Development Plan, in accordance with Exhibit B, within thirty (30) days of receipt of an invoice, which shall be issued by CTRC on a monthly basis.

5.6 CTRC shall report on its progress in implementing the Development Plan, including its performance against budget, at quarterly meetings during the period in which The Product is being developed. Such development activities will be supervised by the Program Council, which shall among other things, coordinate development activities between the parties, including the exchange of information and documents, establish project teams, and coordinate responsibilities for regulatory filings and communications with regulatory agencies.

5.7 The Program council, on an annual basis, will review and modify the Development Plan and adjust the budget as appropriate. If the parties fail to each mutual agreement on a change to the Development Plan, Sterling will make the final decision on such change; provided that prospective modifications to the Development Plan which may cause the Development Plan budget to increase or decrease by more than [**] percent ([**]%) of CTRC's external costs or contractual obligations from then current levels shall only be made with the prior written consent of CTRC. Both parties will exercise their discretion
under this paragraph in good faith.   Notwithstanding the foregoing, Sterling
shall have the right, based upon its good faith determination, to unilaterally terminate or suspend the Development Plan in view of safety considerations relating to Product testing or use, without further obligation to CTRC under this Agreement.

5.8 Sterling shall reimburse CTRC for its Acquisition Costs for The Product, as listed in Exhibit D, within thirty (30) days after receiving an invoice from CTRC. Such payments will be in addition to any payments required under Articles 4.1, 4.2, 4.4 and 4.6.

5.9 In the event that Sterling exercises its right to terminate, suspend or discontinue the Development Plan, in accordance with Section 5.7 or 8.3, then Sterling agrees to reimburse CTRC for its reasonable and necessary costs incurred during the winding down period, which period will in no event extend longer than twelve (12) months from the date of suspension. Such costs shall include, but no be limited to, those non-cancelable contracts and commitments which CTRC has entered into in contemplation of this agreement. CTRC shall use its best efforts to minimize any such costs incurred by virtue of cancellation.

ARTICLE VI - CONFIDENTIALITY AND SECURITY

         In addition to the provisions of Article IV and Article V of the Research Collaboration Agreement, which are incorporated herein by reference, the parties agree as follows:

6.1 It is understood that CTRC Information is proprietary and confidential. Sterling hereby agrees to maintain the confidentiality of all such CTRC Information.

6.2 It is understood that Sterling Information is proprietary and confidential. CTRC hereby agrees to maintain the confidentiality of all such Sterling Information.

6.3 The Parties' obligations of confidentiality with respect to CTRC Information and Sterling Information shall expire ten (10) years from the date of receipt of the information.

6.4 The parties agree that they shall each use their best efforts to ensure that Third Parties with whom they may contract to perform duties, as permitted by this Agreement, shall abide by the provisions of this Article VI.

6.5 The parties acknowledge the right of CTRC to publication or oral presentation of the results of any research, work or development done pursuant to this Agreement. CTRC agrees that it will give Sterling an opportunity to review any publication or presentation at least thirty (30) days prior to the expected publication or presentation date, and consult with CTC with respect to such publication or presentation date, and consult with CTRC with respect to such publication or presentation. Nothing in this Agreement shall be construed to prevent CTRC from publishing substantially all of the results of the research conducted under this License which would be useful or beneficial to the interested public.

ARTICLE VII - PATENT PROSECUTION

7.1 Upon execution of this Agreement, Sterling shall reimburse CTRC for its reasonable out-of-pocket costs incurred (prior to the Effective Date) for preparation, filing, prosecution and maintenance of any Patent Application(s) pertaining to The Product. All such cost reimbursements shall be fully creditable against future earned royalties from The Product.

7.2 Sterling will be responsible for all preparation, filing, prosecution and maintenance of Patents or Patent Applications covering The Product, at its expense, after the Effective Date. CTRC shall cooperate with Sterling in all such activities and agrees to have executed by its employees appropriate documents submitted by Sterling to obtain, perfect or maintain title, and to cause such employees to furnish information and date in their possession reasonably necessary to maintain such Patents in accordance with the provisions of this Agreement.

7.3 CTRC shall have the right to consult with Sterling regarding the content of said Patent Applications, prior art searches and correspondence, and to comment thereon. Sterling shall consider all such comments offered by CTRC, it being agreed, however, that all final decisions respecting conduct of the prosecution of said Patent Applications shall reset solely in the discretion of Sterling.

ARTICLE VII - DILIGENCE

8.1 Sterling shall use reasonable diligence according to usual business practices to develop, manufacture and commercialize The Product in the U.S., major countries of the EC, and Japan, subject to all then existing regulatory and economic conditions. Sterling shall earnestly and in good faith endeavor to develop and market the product within a reasonable time after the Effective ate, in amounts sufficient to meet the anticipated market demand therefor. In this regard, Sterling shall provide CTRC with semi-annual written reports demonstrating Sterling's good faith efforts (other than efforts by CTRC) to meet the diligence requirement, the first such report to be provided twelve (12) months after the Effective Date.

8.2 With respect to The Product, Sterling shall be deemed to have met its diligence obligations under this Article VIII if it has met its funding obligations under Exhibit B, or agreed modifications thereof.

8.3 Sterling shall promptly give written notice to CTRC in the event that funding falls below the agreed minimum level for any License Year, as set forth in Exhibit B, and Sterling has not paid to CTRC such shortfall within thirty
(30) days after the end of the License Year. Sterling shall also give written notice if a decision is made to discontinue the development and/or commercialization of a Licensed Product in either of the U. S., major countries of the EC, ( as defined in Section 4.20), or Japan (individually the "Territory" or collectively the "Territories"). Upon either such notice, CTRC shall have the first option, or if the parties are unable to reach agreement on such buy-back provisions, Sterling shall have a period not to exceed 180 days from that point of refusal or disagreement to sub- license The product to a Third Party, provided that CTRC shall have a right to match any bona fide offers from such Third Party. If Sterling does not sub-license The Product within 180 days, and if CTRC does not buy back such rights, the license will terminate and all Commercial Rights for The Product in such discontinued territory will revert to CTRC.

8.4 If The Product has been approved for commercial sale in any country and all required milestone payments have been made to CTRC, Sterling shall have no obligation to make The Product available to CTRC for license or re-purchase should Sterling seek to out-license or sell The Product for any reason.

ARTICLE IX - INFRINGEMENT

9.1 ENFORCEMENT. In the event that CTRC or Sterling determines that a Third Party is making, using or selling The Product in any country, and within the scope of a Valid Claim in that country, the parties shall have a period of sixty (60) days from the date of such notice of alleged infringement to agree between themselves whether and under what conditions and procedures to enforce the infringed-upon Patent. If the parties do not agree, Sterling shall have the first right to bring, at its own expense, an infringement action against any Third Party. If Sterling does not proceed with a particular patent infringement action within sixty (60) days thereafter, CTRC, after notifying Sterling in writing, shall be entitled to institute proceedings against such infringer at its own expense.

9.2 DEFENSE. In the event that Sterling or a Sterling affiliate or a sub-licensee is sued by a Third Party charging infringement of a Patent because of the manufacture, use, or sale by Sterling or a Sterling Affiliate or sub-licensee of The Product, or in the event a Third Party brings an action to obtain a declaration of Patent invalidity against CTRC and/or Sterling, each party will promptly notify the other; and

                 (i) The named defendant(s) shall have the first right to defend said action(s) at its or their own cost and expense and to control ensuing litigation; or

                 (ii) If the named defendant(s) elect not to defend the action(s), the other party may elect to defend the action(s) at its own cost and expense and to control the ensuing litigation.

9.3      MUTUAL PROVISIONS.       In both enforcement and defense actions the
following shall apply:

                 (i) The party conducting the suit shall have full control over its conduct, but the other party will reasonably assist and cooperate in such litigation upon request and be reimbursed for reasonable out-of- pocket expenses incurred while providing any requested assistance to the requesting party.

                 (ii) Any recovery as a result of litigation and settlement thereof and any damages awarded shall be the property of the party bearing the financial responsibility for such litigation.

                 (iii) Any royalties required to be paid by Sterling to a Third Party as a result of such litigation or settlement thereof shall be subtracted from the total of all charges in the determination of Net Sales in the country of such action in the calculation of royalties payable to CTRC.

ARTICLE X - TERM AND TERMINATION

10.1 This Agreement shall commence on the Effective Date and shall remain in full force and effect on a country by country basis until the last to expire of Valid Claims for The Product or, in the event of no Valid Claims, for a period of ten (10) years from First Commercial Sale of The Product on a country by country basis, whichever is later. Upon such expiration, Sterling will have a fully paid-up license to make, use and sell The Product; provided however, either party may terminate this Agreement prior to the end of the ten (10) year period on three (3) months notice, but only in the event that any of the following circumstances arise:

                 (i) The other party is in material breach or default with respect to any material term or provision hereof and fails to cure same within sixty (60) days after written notification thereof;

                 (ii) The other party is adjudicated bankrupt, has filed against it any petition under bankruptcy, insolvency or similar law, which is not dismissed within sixty (60) days, has a receiver appointed for its business or property, or makes a general assignment for the benefit of creditors; or

10.2 Subsequent to regulatory approval to market The Product in a given country, but prior to the end of the period described in Article 10.1, if Sterling, a Sterling Affiliate, sub-licensee or assignee, at its discretion elects to terminate the commercialization or sale of The Product in that country, then CTRC may terminate this Agreement solely as to that county, on three (3) months notice.

10.3 Termination of this Agreement shall not affect Sterling's obligations under Articles IV or VI hereof, nor any other rights of either party accrued prior to such termination.

ARTICLE XI - WARRANTIES AND INDEMNIFICATIONS

11.1 Sterling hereby represents that as of the date of this Agreement, it has the full right and authority to enter into and perform this Agreement, and that Sterling is free of any duties or obligations to Third Parties which may conflict with the terms of this Agreement.

11.2 CTRC hereby represents that as of the date of this Agreement, it has the full right and authority to enter into and perform this Agreement, and that CTRC is free of any duties or obligations to Third Parties which may conflict with the terms of this Agreement.

11.3 Except as set forth in Article 11.4, each Party to this Agreement shall be responsible for its own acts relating to the performance of its duties and obligations hereunder. Neither Party shall be liable to the other for costs, expenses, liability, damages and claims for any injury or death to persons or damage to or destruction of property or other loss arising out of or in connection with use of The Product by either Party, but his provision shall not relieve either Party of the consequences of its own negligence.

11.4 Sterling hereby indemnifies and holds harmless CTRC, its subsidiaries and CTRC Affiliates from any claim by Third Parties arising out of the use of The Product in clinical trials, provided that such use was conducted in accordance with applicable laws and regulations, the applicable Study Protocol and in the absence of gross negligence or willful misconduct by CTRC. Where CTRC is the sponsor of such clinical trials, Sterling shall have final approval of all Protocols and informed Consents for such trials. CTRC shall give written notice to Sterling of any claims as soon as reasonably possible, and provide assistance to Sterling in its handling of the claim. Sterling, and/or its insurers, shall take over such claim and may defend or settle it in its discretion.

11.5 Neither CTRC nor any of its subsidiaries or CTRC Affiliats assume any responsibility for the manufacture or product specifications or end-use of The Product if manufactured by or for or sold by Sterling or by any sub-licensee or Sterling Affiliate, with the exception of any of The Product manufactured by CTRC. All warranties in connection with Teh Product made by Sterling (or its sub-licensee or Sterling Affiliate involved) as manufacturer and/or seller shall not directly or impliedly obligate CTRC or any of its subsidiaries or other CTRC Affiliates, with the exception of any of The Product manufactured by CTRC. Sterling hereby indemnifies and holds harmless CTRC, its subsidiaries and CTRC Affiliate, except for gross negligence or willful misconduct of another party, from any claim by Third Parties alleging that The Product or its manufacture, recommended use, delivery or operating performance has failed to comply with any warranty or contract between Sterling (or the sub-licensee, or Sterling Affiliate) and such Third Party, with the exception of any of The Product manufactured by CTRC. Sterling warrants and represents that under its self-insurance program it has sufficient funds to honor the indemnities in this
Article XI.

11.6 In no event shall CTRC or Sterling be liable to the other for any incidental or consequential damages including, but not limited to, loss of profit or revenues or other indirect damages, whether a claim for such liability or damages is premised upon breach of contract, breach or warranty, fulfillment of warranty, negligence, strict liability, misrepresentation, fraud indemnity or any other theories of liability.

11.7 CTRC and Sterling each warrants that it will comply with all applicable laws and regulations in connection with its performance of this Agreement, including the Food, Drug and Cosmetic Act and the Animal Health Welfare Act.

ARTICLE XII - INDEPENDENT CONTRACTOR

         In the performance of this Agreement, the status of CTRC, including its employees and agents, shall be that of independent contractors and not as employees, agents, or fiduciaries of Sterling and as such have no right to make commitments for or on behalf of Sterling.

ARTICLE XIII - GOVERNING LAW AND ARBITRATION

13.1 This Agreement is to be read and construed in accordance with and be governed by laws of the State of New York.

13.2 The parties agree that all disputes, controversies or claims that may arise between them (including their agents and employees) arising out of the operation of this agreement, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration award shall be final and binding on all parties, and may include attorney's fees and costs to the prevailing party. The arbitration shall be held in San Antonio, Texas, U.S.A.

ARTICLE XIV - NOTICE

         Any notice or other document required to be given under this Agreement shall be in writing and shall be deemed to have been duly given if left at or sent by First class, registered, express or ail mail to a party at the address set out below for such party or such other address as the party may from time to time designate by written notice to the other:

Address of Sterling

         Sterling Winthrop Inc.
         90 Park Avenue
         New York, New York 10016 U.S.A.

         Attention: President
         Sterling Winthrop Pharmaceuticals
         Research Division
         Facsimile Number:  215/889-8867

and

         General Counsel, Sterling Winthrop Inc.
         Facsimile Number:  212/907-3084

Address of CTRC

         CTRC Research Foundation
         8122 Datappoint, Suite 600
         San Antonio, Texas  78229 U.S.a.

         Attention: Chief Operating Officer, CTRC
         Facsimile Number:  210/692-9823

ARTICLE XV - ASSIGNMENT

15.1 Subject to the provisions of Articles 15.2 and 15.3, no Party to this Agreement shall assign to any Third Party the benefit and/or burden of this Agreement without the prior written consent of the other, which consent shall not be unreasonably withheld.

15.2 CTRC shall be entitled, with the consent of Sterling which shall not be unreasonably withheld, to assign, transfer, or in any manner provide, in whole or part, the benefit and/or burden of this Agreement to a subsidiary or CTRC Affiliate or the University of Texas Health Science Center at San Antonio ("UTHSCSA"); provided that such CTRC Affiliate, subsidiary or UTHSCSA undertakes and agrees in writing to assume, observe and perform the rights and powers and/or duties and obligations of CTRC under the provisions of this Agreement being assigned, transferred or otherwise provided.

15.3 Sterling shall be entitled, without consent, to assign, transfer, or in any manner provide, in whole or part, the benefit and/or burden of this Agreement to a subsidiary or Sterling Affiliate. In addition, Sterling may without consent assign, transfer, or in any manner provide, in whole or part, the benefit and/or burden of this Agreement to any Sterling Affiliate or company with which it may merge or form a joint venture with respect to its pharmaceutical oncology assets; provided that such Sterling affiliate or other company undertakes and agrees in wiritng to assume, observe and perform the rights and powers and/or duties and obligations of Sterling under the provisions of this Agreement being assigned, transferred or otherwise provided.

ARTICLE XVI - MISCELLANEOUS

16.1 ENTIRE AGREEMENT AND INTEGRATION. This Agreement, the Research Collaboration Agreement, and the Option Agreement constitute the full and complete agreement and understanding between the Parties and supersede any and all prior written and oral agreements with respect to The Product. The terms and conditions of the Research Collaboration Agreement and Option Agreement, to the extent applicable, shall be incorporated into the provisions of this Agreement; provided however that in the event of any conflict or inconsistency, the terms and conditions of this Agreement shall govern. This Agreement may not be modified or amended without a written instrument executed by CTRC and Sterling.

16.2 FORCE MAJEURE.       Neither party shall be liable for any delay or
default in performance hereunder due to any cause beyond its reasonable control, including but not limited to acts of God or the public enemy; laws, regulations, acts or requests of any government or any government officer or agent purporting to act under duly constituted authority; wars, floods, fires, storms, strikes, lockouts, interruptions of transportation, freight embargoes, or failures, exhaustion or unavailability on the open market or delays in delivery of material, equipment or services necessary to the performance of any provision hereof; or happening of any unforeseen act, misfortune or casualty by which performance hereunder is delayed or prevented. The provisions of the
Article 16.2 shall not relieve either party of the obligation to make promptly when due any monetary payment hereunder and shall not be applicable to financial difficulties of either party or to the inability of either party to obtain financing.

16.3 WAIVER. Sterling or CTRC may, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the convenats or conditions contained in this Agreement. Any such waiver of a condition or a covenant shall not be deemed as a waiver of any subsequent breach or default.

16.4 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any party, person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to any party, person or circumstance other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                            [SIGNATURE PAGE FOLLOWS]

IN WITNESS whereof the parties have entered into this Agreement by their duly authorized officers the day and year first written above.

CTRC RESEARCH FOUNDATION

NAME:_____________________________

TITLE:____________________________

DATE:_____________________________


STERLING WINTHROP INC.

NAME:_____________________________

TITLE:____________________________

DATE:_____________________________